Exhibit 99.2

Reconciliation of Net Income to EBITDA, EBITDA As Defined and Pro Forma EBITDA As Defined

EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA As Defined represents EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliation of net income to EBITDA and EBITDA As Defined and the reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined presented below. Pro Forma EBITDA As Defined (for the last twelve months ended April 2, 2016) represents EBITDA as Defined plus management’s estimates of the impact of the acquisitions of Pexco Aerospace, PneuDraulics, Breeze-Eastern and DDC had such transactions occurred at the beginning of the twelve-month period ended April 2, 2016.

The following sets forth a reconciliation of net income to EBITDA, EBITDA As Defined and Pro Forma EBITDA As Defined:

Last Twelve Months Ended April 2, 2016

(Dollars in thousands)
Net income	$494,314
Add:
Depreciation and amortization	108,354
Interest expense, net	443,229
Income tax provision	208,954

EBITDA	1,254,851
Adjustments:
Inventory purchase accounting adjustments(a)	19,782
Acquisition integration costs(b)	23,779
Acquisition transaction- related expenses(c)	10,893
Non-cash stock and deferred compensation expense(d)	40,354
Refinancing costs	18,393
Other items, net(e)	(4,177)

EBITDA As Defined	$1,363,875

Pro forma adjustments(f)	$112,967
Pro Forma EBITDA As Defined	1,476,842

(a)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold.
(b)	Represents costs incurred to integrate acquired businesses and product lines into Transdigm Group Inc.’s operations, facility relocation costs and other acquisition-related costs.
(c)	Represents transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(d)	Represents the compensation expense recognized by Transdigm Group Inc. under its stock incentive plans.
(e)	Primarily represents foreign currency transaction gain or loss on intercompany loans to be settled and gain or loss on sale of fixed assets.
(f)	Represents management’s estimates of the impact of the acquisitions of Pexco Aerospace, PneuDraulics, Breeze-Eastern and DDC had such transactions occurred at the beginning of such period.